Exhibit 99.1

From Mark Ordan

We are pleased to share an exciting update on Health Care REIT’s agreement to acquire Sunrise.  Health Care REIT has formed a partnership with Kohlberg Kravis Roberts & Co. (KKR), Beecken Petty O’Keefe & Company, and Coastwood Senior Housing Partners LLC to buy Sunrise’s management company. Once this sale closes, which will occur immediately before the HCN acquisition, Sunrise team members will be employed by this new entity, and we will continue to operate under our leading 30-year name and brand.

I look forward to discussing this announcement with you during an all-team member conference call later today at 1 p.m. ET (call-in details below); but, before we speak, I hope you are as excited as I am by all the opportunities this new partnership brings to Sunrise. Their combination of financial resources, business success and strong determination will take Sunrise and its time-tested mission to a whole new level. We believe they will bring many new advantages to Sunrise communities, our team members and most importantly — our residents.

KKR and Beecken Petty, two world-class private equity firms, have been investing in great companies to help them become even stronger for the last 35 years.   Coastwood is a leading investment firm focused exclusively on seniors housing.  It is clear this partnership saw something in Sunrise that we already know — no one serves seniors and their families better than we do.  They recognize Sunrise as a leader in our industry and they look forward to working with us to grow our company so we can positively reach even more seniors.  And, while I understand you may be concerned by possible changes, know that this investment partnership is just as excited to take Sunrise to even greater heights — as the perennial leader in senior living.

As this process progresses, we will continue to keep you informed.  Attached, please find an updated Q&A document, talking points and a letter from Laura and me that may help you address questions from your community, teams and sales leads.  It is important to reiterate our commitment to championing the quality of life for all seniors, and that the investment partnership is not only focused on ensuring we continue to deliver consistent, best-in-class care, but also to helping us identify new ways we can improve our residents’ lives.

This is an exciting time for Sunrise and I hope you, too, share in my optimism for our bright future.  It is an honor to serve with you — the best team in the industry.